Exhibit 77(i)

Terms of New or Amended Securities

1.     At its November 18, 2010 meeting, the Board of Trustees of the Registrant approved the establishment of ING International Core Fund ( “International Core Fund”) and approved the filing with the U.S. Securities and Exchange Commission of a post-effective amendment to IMF’s registration statement registering shares of International Core Fund. In addition, the Board approved the requisite plans, agreements, and other routine matters with respect to the establishment of International Core Fund.

2.     At its November 18, 2010 meeting, the Board of Trustees of the Registrant approved the requisite plans, agreements, and other routine matters with respect to the establishment of ING International Growth Fund. At its September 30, 2010 meeting, the Board of Trustees of the Registrant approved the establishment of ING International Growth Fund and approved the filing with the U.S. Securities and Exchange Commission of a post-effective amendment to the Registrant’s registration statement registering shares of ING International Growth Fund.

3.     At its March 3, 2011 meeting, the Board of Trustees of the Registrant ratified and approved a Shareholder Service and Distribution Plan Waiver Letter (“Waiver Letter”) under which ING Investments Distributor, LLC agrees to waive a portion of its fees with respect to Class A shares of ING Emerging Countries Fund. Specifically, the Waiver Letter continues the arrangement whereby ING Investments Distributor LLC agrees to waive 0.10% with respect to Class A shares. The Board of Trustees of the Registrant approved the extension of the term of the Waiver Letter for Class A shares of ING Emerging Countries Fund through March 1, 2012.